UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2005

PACIFIC MERCANTILE BANCORP

(Exact name of registrant as specified in its charter)

California	0-30777	33-0898238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

949 South Coast Drive, Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 438-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 27, 2005, Pacific Mercantile Bancorp issued a press release announcing that its Board of Directors had decided that its wholly-owned bank subsidiary, Pacific Mercantile Bank, would exit the wholesale mortgage lending business in order to concentrate the Bank’s capital and other resources on the further expansion of its existing commercial banking business.

During the fiscal year ended December 31, 2004, and the quarter ended March 31, 2005, the commercial banking business accounted for approximately 92% and 93%, respectively, of the Company’s total revenue (net interest income plus other income); whereas the mortgage lending business accounted for approximately 8% and 7%, respectively, of the Company’s total revenue.

The Company expects that it will not incur any material expenses and that it will not have to make any material cash expenditures in connection with the Bank’s exit from the wholesale mortgage lending business.

Reference is made to the Company’s June 27, 2005 press release for a description of the actions that will be taken by the Bank to wind down and exit its mortgage lending business.

As described in that press release, although the Bank will cease to engage in the business of wholesale mortgage lending, the Bank will continue to make mortgage loans to its customers as an integral part of its commercial banking business. Those loans will comprise part of the Bank’s commercial loan portfolio, and unlike the loans that were originated by its mortgage lending division, will not be sold into the secondary mortgage market.

A copy of the press release issued on June 27, 2005 to announce the Bank’s exit from the wholesale mortgage lending business is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits. The following exhibit is being furnished pursuant to Item 2.05 above.

Exhibit No.	Description
99.1	Press Release issued June 27, 2005, announcing decision to exit Pacific Mercantile Bank’s wholesale mortgage lending business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC MERCANTILE BANCORP

Date: June 30, 2005	By:	/S/ NANCY GRAY
Nancy Gray, Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release issued June 27, 2005, announcing decision to exit Pacific Mercantile Bank’s wholesale mortgage lending business.

E-1